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                                                                      EXHIBIT 21

                   SUBSIDIARIES OF AMERICAN HEALTHCHOICE, INC.


1.   AHC Chiropractic Clinics, Inc., a Texas corporation

2.   AHC Physicians Corporation, Inc., a Texas corporation

3.   Total Medical Diagnostics, Inc., a Delaware corporation

4.   Nationwide Sports and Injury, Inc., a Texas corporation

5.   United Chiropractic Clinics of Uptown, Inc., a Louisiana corporation

6.   New Orleans East Chiropractic Clinics, Inc., a Louisiana corporation

7.   AHC Clinic Management, L.L.C., a Texas limited liability company

8.   AHI Management, Inc., a Texas corporation

9.   Diagnostic Services, Inc., a Texas corporation

10.  Katy Sports Injury and Rehab, Incorporated, a Texas corporation

11. Pacific Chiropractic (San Pedro), Incorporated, d/b/a United Chiropractic Clinic, a Texas corporation

12.  Apple Chiropractic Clinic of Wurzbach, Incorporated, a Texas corporation

13.  Valley Family Health Center, L.L.C., a Texas limited liability company